Exhibit 2.2

AGREEMENT IN CONNECTION WITH ASSIGNMENT

AND ASSUMPTION OF PSA

THIS AGREEMENT IN CONNECTION WITH ASSIGNMENT AND ASSUMPTION OF PSA (this “Agreement”) is entered into this 30th day of August, 2013 (the “Effective Date”), by and between FOUNDATION SURGICAL HOSPITAL AFFILIATES, L.L.C., a Nevada limited liability company (“FSHA”), and DOC-FSH EL PASO MEDICAL CENTER, LLC a Wisconsin limited liability company (“DOC”).

RECITALS

A. FSHA, as buyer, and HCRI Texas Properties, Ltd., and Health Care REIT, Inc., as seller (“Seller”), entered into that certain Agreement of Sale and Purchase dated August 30, 2013 (the “PSA”) for the sale and purchase of the Property (as defined in the PSA).

B. East El Paso Physicians’ Medical Center, LLC (“EEPPMC”) occupies the Real Property as tenant under that certain Master Lease Agreement dated January 1, 2008 by and among EEPPMC, Seller and Health Care REIT, Inc. (“HCN”), as amended (the “Master Lease”), and EEPPMC operates what is commonly known as the East El Paso Physician’s Medical Center (the “Hospital”) and the East El Paso Medical Office Building (the “MOB”) on the Real Property

C. On the Effective Date, FSHA and DOC entered into an Assignment and Assumption of Agreement of Sale and Purchase (the “Assignment”) whereby FSHA assigned, and DOC assumed, all of FSHA’s right, title, interest and obligations in, to and under the PSA.

D. FSHA hereby acknowledges and accepts that FSHA’s covenants, representations, and warranties set forth in this Agreement are material inducements to DOC entering into the Assignment, and further acknowledges and accepts that DOC is relying thereon in agreeing to assume FSHA’s right, title, interest and obligations in, to, and under the PSA.

E. DOC hereby acknowledges and accepts that DOC’s covenants, representations, and warranties set forth in this Agreement are material inducements to FSHA entering into the Assignment, and further acknowledges and accepts that FSHA is relying thereon in agreeing to the terms and conditions hereof and related to the PSA.

F. In furtherance of business agreements reached by the parties in connection with the Assignment, FSHA and DOC wish to enter into this Agreement.

AGREEMENTS

In consideration of the covenants and other provisions contained in this Agreement and the Assignment, the receipt and sufficiency of which are hereby acknowledged, FSHA and DOC agree as follows:

1. Recitals; Capitalized Terms. FSHA and DOC agree that the Recitals set forth above are true, accurate, and complete and are incorporated by this reference into this Section. All capitalized terms not defined in this Agreement shall have the meanings given to them in the PSA.

2. Purchase Price; Use of Proceeds. FSHA and DOC acknowledge and agree that DOC, pursuant to the PSA, will pay to Seller the sum of Thirty-Nine Million Sixty-Six Thousand Four Hundred Twenty-Seven and 67/100 Dollars ($39,066,427.67) as the Purchase Price for the Property. FSHA and DOC further acknowledge and agree that DOC will incur certain fees, costs and expenses, including, but not limited to, fees, costs and expenses in connection with its obligations under the PSA, the purchase of the Property and the transactions contemplated by this Agreement (the “Transaction Costs”); provided, however, the Transaction Costs shall not include DOC’s legal fees or underwriting fees. DOC shall provide FSHA with copies of the closing statements for the transactions contemplated by the PSA and this Agreement that reflect the Transaction Costs. In consideration of the Assignment and the other promises and covenants set forth in this Agreement, DOC agrees to pay to FSHA an amount equal to the difference between: (i) Forty Million and 00/100 Dollars ($40,000,000.00), minus (ii) the sum of the Purchase Price and the Transaction Costs (the “Excess Proceeds”), subject to the following terms and conditions:

(a) First, Four Hundred Thousand and 00/100 Dollars ($400,000.00) of the Excess Proceeds shall be held by DOC as a security deposit for the performance of EEPPMC’s payment obligations under the Leases. Upon the occurrence of any payment event of default by EEPPMC under the Leases, DOC may, without prejudice to any other remedy provided in the Leases or provided by law, use such Excess Proceeds to the extent necessary to make good any payments due DOC or other parties under or in connection with the Leases. At such time as EEPPMC averages a multiple of two times the EBITDAR coverage for any twelve (12) consecutive month period, as substantiated by the EEPPMC’s certified financial statements, DOC shall release and pay to FSHA that portion of the Excess Proceeds then-being held as a security deposit. The security deposit shall be held in escrow by DOC. DOC shall not owe FSHA any interest on the security deposit, and DOC may commingle the security deposit with DOC’s other funds.

(b) Second, the Excess Proceeds shall be used to reimburse DOC for all costs, fees and expenses incurred by DOC in connection with the sale, purchase and conveyance of the Excess Land to FSHA, including, but not limited to, title insurance premiums, transfer fees and taxes, and recording fees.

(c) Then, the balance of the Excess Proceeds, if any, shall be paid to FSHA at Closing.

3. Leases; Guarantees; Release.

(a) FSHA and DOC acknowledge and agree that, pursuant to the purchase of the Property, DOC will take an assignment of and assume Seller’s and HCN’s right, title and interest in the Master Lease. FSHA and DOC hereby agree that, on the date of Closing, FSHA and DOC will amend and restate, and FSHA will cause EEPPMC to amend and restate, that portion of the Master Lease pertaining to the Hospital, and will enter into, and FSHA will cause EEPPMC to enter into, a new amended and restated master lease for the Hospital, as described herein. FSHA and DOC further agree that, on the date of Closing, FSHA and DOC will amend and restate, and FSHA will cause EEPPMC to amend and restate, that portion of the Master Lease pertaining to the MOB, and will enter into, and FSHA will cause EEPPMC to enter into, a new amended and restated master lease for the MOB, as described herein.

(b) On the date of Closing, FSHA and DOC shall enter into, or FSHA shall cause EEPPMC to enter into, an amended and restated, absolute net lease for the Hospital situated on the Property known as the East El Paso Physicians’ Medical Center for a term of fifteen (15) years (the “Hospital Lease”). Base rent for the first year of the term shall be Three Million Three Hundred Ninety-Six Thousand and 00/100 Dollars ($3,396,000.00), payable in equal monthly installments of 1/12 of such amount. Beginning on the first anniversary of the lease commencement date and on each anniversary of the commencement date thereafter, the base rent shall increase by three percent (3.0%) per annum.

(c) On the date of Closing, FSHA and DOC shall enter into, or FSHA shall cause EEPPMC to enter into, an amended and restated, triple net master lease for the MOB situated on the Property known as the East El Paso Physician’s Medical Center Medical Office Building for a term of five (5) years (the “MOB Lease”) (the Hospital Lease and the MOB Lease collectively are the “Leases”). Base rent for the first year of the term shall be Five Hundred Seventy-Four Thousand Ninety-Eight and 00/100 Dollars ($574,098.00), payable in equal monthly installments of 1/12 of such amount. Beginning on the first anniversary of the lease commencement date and on each anniversary of the commencement date thereafter, the base rent shall increase by three percent (3.0%) per annum. FSHA and DOC acknowledge and agree that under the existing master lease, EEPPMC has entered into certain subleases for the MOB and that under the amended and restated MOB Lease, such subleases shall continue, that EEPPMC will continue to be responsible for all of terms, conditions and obligations under such subleases, and that DOC shall have no responsibility or liability therefor or in connection therewith.

(d) In connection with the purchase of the Property and the assignment of the existing master lease for the Hospital and MOB, Seller will assign and deliver to DOC the guarantees of EEPPMC’s physician owners as security for the performance of EEPPMC’s obligations under the Leases. On the date of Closing, FSHA and EEPPMC shall affirm and certify to DOC that such guarantees do, in fact, secure performance of EEPPMC’s obligations under the Leases and that such guarantees shall not secure any other obligation, including, without limitation, the Note and shall not be assigned for the benefit of any other creditor, without the prior written consent of DOC, which may be withheld in DOC’s sole discretion.

(e) On the date of Closing, FSHA shall cause EEPPMC to execute and deliver to Seller and HCN the Release described in Section 12(f) of the PSA and attached to the PSA as Exhibit E.

4. Excess Land. DOC acknowledges that the Property includes certain parcels of excess vacant land located adjacent to the parcel on which the Hospital and MOB are situated, as more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Excess Land”). In connection with DOC’s purchase of the Property, DOC shall cause and direct Seller to convey the Excess Land directly to FREP El Paso, LLC, a Texas limited liability company (“FREP”), on the terms and conditions set forth in this Section 4. FSHA shall be responsible for all costs, fees and expenses that may be incurred by DOC in connection with the conveyance of the Excess Land, including, but not limited to, title insurance premiums, transfer fees and taxes, and recording fees. Such costs, fees and expenses shall be paid by DOC as part of the Transaction Costs.

(a) FREP shall accept and take conveyance of the Excess Land on the same terms and conditions as DOC will purchase the other portions of the Property, as set forth in the PSA. Except as may be contained in the PSA, FREP acknowledges and agrees that Seller has not made, will not make and has no duty or obligation to make, any warranties or representations, written or oral, express or implied, in any way related to the Excess Land. FREP shall rely solely on its own inspections of the Excess Land. FREP agrees that DOC shall in no way be obligated to make, or cause to be made (by DOC or any third party), any changes, alterations, remediation or any repair to the Excess Land and that all such obligations and requirements are assumed by FREP.

(b) As an inducement to enter into the Assignment, this Agreement, and to consummate the transaction contemplated by the PSA, in the event that FSHA or any affiliate of FHSA elects to develop the Excess Land, or to sell or lease the Excess Land to another to develop the Excess Land, for any inpatient or outpatient or medical office facility that FSHA seeks to place or authorize to be placed on the Excess Land, at any time and from time to time for a period of three (3) years after the Closing, FSHA or such affiliate shall first offer the opportunity to so develop the Excess Land to DOC or an affiliate of DOC as set forth herein. FSHA shall notify (the “Offer Notice”) DOC of FSHA’s or such affiliate’s determination to develop the Excess Land, or to sell or lease the Excess Land to another to develop the Excess Land, which notice shall specify the basic terms and conditions for such development. Thereafter, DOC (or its affiliate) shall have an exclusive and irrevocable right (the “Right of First Opportunity”) to submit DOC’s proposal (“DOC’s Proposal”) to FSHA to develop the Excess Land. DOC (or its affiliate) shall exercise such Right of First Opportunity by delivering to FSHA DOC’s Proposal within sixty (60) days after DOC’s receipt of the Offer Notice. If FSHA accepts DOC’s Proposal, which acceptance is in the sole and absolute discretion of FSHA, the parties shall consummate the terms of the development within sixty (60) days thereafter. If DOC (or its affiliate) fails to deliver DOC’s Proposal within the sixty (60) day period described above, DOC’s Right of First Opportunity shall expire, and FSHA or such affiliate shall be free to develop the Excess Land or to seek offers from third parties to develop the Excess Land. If FSHA or such affiliate receives any offer, proposal or term sheet from any third party to develop the Excess Land (whether unsolicited or following DOC’s Right of First Opportunity), within three (3) years after the Closing (the “Bona Fide Offer”), FSHA and such affiliate shall notify DOC in writing and shall provide DOC with a true and correct copy of said Bona Fide Offer (“Right of First Refusal”). DOC may, at DOC’s option and within thirty (30)

days after receipt of such notice of said Bona Fide Offer and receipt of a copy thereof, offer to develop the Excess Land upon the terms and conditions as are contained in said Bona Fide Offer, in which event, FSHA or such affiliate shall enter into an agreement with DOC (or its affiliate) to develop the Excess Land upon said terms and conditions. In the event that DOC fails to exercise its Right of First Refusal in writing within thirty (30) days after receipt of written notice of said Bona Fide Offer as provided herein, DOC shall be deemed to have waived its Right of First Refusal for such transaction. FSHA covenants for itself and its affiliates that they shall accept no such Bona Fide Offer until it has complied with the terms of this Section 4(b). Any transaction entered into in the absence of full satisfaction of this Section 4(b) shall be null and void. DOC may enforce this Section 4(b), without limitation, by injunction, specific performance or other equitable relief.

(c) In addition to the foregoing rights, if, within three (3) years after the Closing, FSHA or any affiliate approve the development of skilled nursing, assisted or independent living facilities on the Excess Land to a developer, landlord or operator introduced to FSHA or such affiliate by DOC (or Physicians Realty L.P.), FSHA will pay to DOC (or Physicians Realty L.P.) or allow such developer, landlord or such affiliate to pay to DOC (or Physicians Realty L.P.) a reasonable market fee of one percent (1%) of the total project cost as consideration for such introduction. FSHA acknowledges DOC (or Physicians Realty L.P.) will be introducing Sentio Investments, Caddis Partners, Ernst Healthcare, Vibra, Lifecare Hospitals, Inc. and Select Medical, Inc., and Medical Property Investors to the opportunity to use the Excess Land, with FSHA’s permission.

(d) The provisions of this Section 4 shall survive Closing and shall be binding upon and for the benefit of the parties’ successors and assigns for a period of three (3) years after the Closing. DOC shall have the right to record a memorandum of its Right of First Opportunity and Right of First Refusal against the Excess Land, in a form acceptable to FSHA, and FSHA shall provide DOC with an accurate legal description of the Excess Land for that purpose.

(e) DOC and FSHA hereby agree that in the event it becomes necessary in the development of the Excess Land to use or have access to the Private Ponding Area, Private Ponding Area, Volume 77, Page 21 (“Retention Land”) DOC agrees to enter into an access agreement or easement agreement as is necessary to such development of the Excess Land as is related to that certain Retention Pond, on reasonable and customary terms.

5. Property Management. Upon Closing, DOC and FSHA shall terminate the existing property management agreement for the Property, and DOC shall assume property management responsibilities for MOB and shall be entitled to charge a fee of 4% of net rental revenue as part of the additional rent payable under the MOB Lease. DOC will agree, under the terms of a property management agreement with FSHA, to pay FSHA up to one-half ( 1⁄2) of such fees actually collected for FSHA’s services in connection with facility and property management of the MOB, plus additional fees for leasing commissions, consistent with local market rates, for leases approved by DOC generated by FSHA’s introductions and activities to lease space in the MOB, for the lease years that extend beyond the term of the MOB Lease. Property management expenses shall be a reimbursable expense under the MOB Lease. Notwithstanding anything to the contrary herein, DOC may request that HCN’s Management Services Group continue to provide property management services on the same terms and conditions as currently provided for the MOB until January 1, 2014, in order to provide an orderly transition of such property management services, upon which DOC and FSHA will divide the responsibilities, as contemplated in this Section 5.

6. Personal Property. DOC and FSHA acknowledge that the Property includes certain personal property owned by Seller attached to or located on or used in connection with the operation of the property, including, without limitation, furniture, furnishings, fittings, appliances, equipment and supplies, including, all medical equipment and other equipment, including certain personal property owned by Seller and leased to East El Paso Physicians’ Medical Center, LLC, all as more particularly described on Exhibit B attached hereto and incorporated herein by this reference (the “Personal Property”). In connection with DOC’s purchase of the Property, DOC shall cause and direct Seller to convey the Personal Property directly to FSHA, or its assigns, on the terms and conditions set forth in this Section 6.

(a) FSHA shall accept and take conveyance of the Personal Property on the same terms and conditions as DOC will purchase the other portions of the Property, as set forth in the PSA. Except as may be contained in the PSA, FSHA acknowledges and agrees that Seller has not made, will not make and has no duty or obligation to make, any warranties or representations, written or oral, express or implied, in any way related to the Personal Property. FSHA shall rely solely on its own inspections of the Personal Property. FSHA agrees that DOC shall in no way be obligated to make, or cause to be made (by DOC or any third party), any changes, alterations, remediation or any repair to the Personal Property and that all such obligations and requirements are assumed by FSHA.

7. Organizational Matters. As an inducement to enter into the Assignment, this Agreement, and to consummate the transaction contemplated by the PSA, DOC has agreed to give FSHA (or an entity owned by FSHA) a one percent (1%) ownership interest in DOC-FSH El Paso Medical Center Partners, LLC (“El Paso Partners”). From and after Closing through March 31, 2014, DOC intends to provide to FSHA (or such entity owned by FSHA) the opportunity to purchase up to an aggregate forty-nine percent (49%) of the equity participation in El Paso Partners (estimated as of the Effective Date to be approximately $10,000,000) at Physician Realty’s net investment basis per equity unit of ownership, on financial terms that are pari passu with Physicians Realty L.P. and such other terms as DOC shall determine, in its sole discretion, with the total equity ownership and the terms of ownership in El Paso Partners be limited to and structured in a manner that will not prohibit Physicians Realty L.P. from consolidating the financial results of El Paso Partners with Physicians Realty L.P.’s consolidated financials under GAAP and U.S. Securities and Exchange Commission financial accounting rules. FSHA (or such entity owned by FSHA) shall be permitted to offer interests in FSHA or such entity owned by FSHA to EEPPMC and physician owners and tenants in the MOB, on such terms and conditions as FSHA shall determine; provided, however, as a condition to the purchase of any interests in FSHA or such entity owned by FSHA by such physician investors, such physician investors shall execute and deliver to DOC limited guarantees of EEPPMC’s payment and other obligations under the Leases, based upon the number of units of equity ownership such physician owns in EEPPMC on terms and conditions reasonably acceptable to DOC. The operating agreement or other governance document for El Paso Partners will generally provide to

FSHA (or such entity owned by FSHA) the opportunity for long term indirect ownership in the underlying real estate asset for so long as DOC owns and controls El Paso Partners and underlying real estate asset, as well as an opportunity to sell the units to Physicians Realty L.P. in the future. DOC may consider alternative ownership structures as well, including a DOWNREIT or other co-investment structure. The governance terms, conditions, financial returns, and liquidity of an investment in El Paso Partners shall be subject to and governed by the applicable legal constituent documents for El Paso Partners. DOC and FSHA hereby agree that in the event it becomes necessary DOC and FSHA may separate the legal descriptions of the Hospital and MOB and shall agree to create another separate single asset, special purpose entity (“El Paso Partners II”) in order that El Paso Partners and El Paso Partners II own separately the Hospital and the MOB. El Paso Partners II shall be upon the same terms and conditions as described herein for El Paso Partners.

8. Assignment of Note and Release of Deed of Trust. FSHA and DOC hereby acknowledge and agree that, in conjunction with DOC’s purchase of the Property and pursuant to the terms of the PSA, Seller will assign to FSHA that certain Note and will release that certain leasehold deed of trust granted by EEPPMC in favor of HCN, dated October 8, 2010 and recorded on October 8, 2010 as Document No. 20100072971 in the Official Records of El Paso County, Texas, as security for the repayment of the Note.

9. Indemnity.

(a) FSHA agrees to indemnify and hold harmless DOC its officers, agents, employees, and tenants from and against, and to reimburse DOC with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by DOC by reason of or arising out of: (i) a breach of any representation or warranty of FSHA set forth in this Agreement; (ii) the failure of FSHA to perform any obligation required by this Agreement to be performed by it.

(b) DOC agrees to indemnify and hold harmless FSHA its officers, agents, employees, and tenants from and against, and to reimburse FSHA with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by FSHA by reason of or arising out of: (i) a breach of any representation or warranty of DOC set forth in this Agreement; (ii) the failure of DOC to perform any obligation required by this Agreement to be performed by it.

10. Default. If FSHA defaults in the performance of any obligation contained in this Agreement, or if EEPPMC fails to perform any obligation required to be performed by EEPPMC, then DOC shall have the right to: (i) terminate this Agreement and rescind the Assignment by delivering written notice thereof to FSHA, whereupon FSHA shall assume and be liable for all of DOC’s obligations under the PSA, and FSHA shall reimburse DOC for all out-of-pocket expenses incurred by DOC in connection with the transactions contemplated by this Agreement, the Assignment and the PSA, and the parties shall have no further liability or obligations to each other except as specified herein; and/or (ii) exercise any and all rights and remedies available to it at law or in equity, including, without limitation, the right to sue for damages. If DOC defaults in the performance of any obligation contained in this Agreement, or if DOC fails to perform any obligation required to be performed by DOC, then FSHA shall have the right to: (i) terminate this Agreement and rescind the Assignment by delivering written notice thereof to DOC, whereupon DOC shall assume and be liable for all of FSHA’s and EEPPMC’s obligations under the PSA, and DOC shall reimburse FSHA and EEPPMC for all out-of-pocket expenses incurred by FSHA and EEPPMC in connection with the transactions contemplated by this Agreement, the Assignment and the PSA, and the parties shall have no further liability or obligations to each other except as specified herein; and/or (ii) exercise any and all rights and remedies available to it at law or in equity, including, without limitation, the right to sue for damages.

11. Brokerage. DOC represents and warrants to FSHA and FSHA represents and warrants to DOC that each dealt with no broker, agent, finder or other intermediary in connection with this Agreement, the sale and purchase of the Property, and/or the Leases. FSHA agrees to pay any real estate broker, agent, finder or other intermediary claiming a commission in connection with this Agreement, the sale and purchase of the Property, and/or the Leases claiming by through or under FSHA, and DOC shall have no liability or obligation in connection therewith. FSHA agrees to indemnify, defend and hold DOC harmless from and against the claims of any and all brokers, agents, finders and other intermediaries claiming a commission in connection with this Agreement, the sale and purchase of the Property, and/or the Leases claiming by through or under FSHA. DOC agrees to indemnify, defend and hold FSHA harmless from and against any broker’s claim, agent, finder, or other intermediary claiming commissions arising from any breach by DOC of DOC’s representation and warranty in this Section 11.

12. Miscellaneous.

(a) All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing.

(b) The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c) DOC shall have the right to assign this Agreement to a subsidiary or affiliate and any other assignment shall be subject to the prior written consent of FSHA. FSHA shall not assign this Agreement without the prior written consent of DOC. Any assignment of this Agreement by FSHA without DOC’s prior written consent shall be null and void, and of no force or effect.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(e) Except for the Assignment, this Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between FSHA and DOC; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning the Property. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f) This Agreement shall be construed in accordance with the internal laws of the State of Texas, without giving effect to its conflicts of laws provisions.

(g) All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(h) Time is of the essence of this Agreement and DOC and FSHA hereby agree that the times provided for in this Agreement are reasonable times for each party to complete its respective obligations.

(i) This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(j) If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

(Signatures contained on following pages.)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

FSHA:		DOC:

FOUNDATION SURGICAL HOSPITAL AFFILIATES, L.L.C.		DOC-FSH EL PASO MEDICAL CENTER, LLC

		By:	Physicians Realty, L.P., its Manager

By:	/s/ ROBERT M. BYERS		By:	Physicians Realty Trust, its general Partner
Robert M. Byers, Manager

				By:	/s/ JOHN T. THOMAS
John T. Thomas President and Chief Executive Officer

10